APHTON CORPORATION

    Reconciliation of shares outstanding for earnings per share calculations


                                                    Three Months Ended
                                                         July 31,

  Primary Earnings Per Share                      1997             1996    Note

Balance at the beginning of the period         12,913,149      12,911,149

Weighted average of shares issued or shares
 reacquired during the period                     480,170           1,333

Weighted average - primary earnings per share  13,393,319      12,912,482

Net loss for the period                       $(2,265,640)    $(1,380,917)

Net loss per share for the period
   ($0.05 per share for amortized
   (non-cash) interest expense of
   convertible securities in 1997
   and $0.00 in 1996)                             $(0.17)          $(0.11)
                                                  =======          =======

  Fully Diluted Earnings Per Share                 1997             1996
Balance at the beginning of the period         12,913,149       12,911,149

Weighted average of shares issued or
shares reacquired during the period               480,170            1,333

Incremental common stock equivalents
from the treasury stock method                   (187,857)        (412,365) 1

Weighted average-fully diluted shares          13,205,462       12,500,117

Net loss for the period                       $(2,265,640)     $(1,380,917)

Net loss per share for the period
    ($0.05 per share for amortized
    (non-cash) interest expense of
    convertible securities in 1997
    and $0.00 in 1996)                            $(0.17)          $(0.11)
                                                  =======          =======
Note:
Fully diluted earnings per share includes certain common stock equivalents that are anti-dilutive and are therefore not reflected in primary earnings per share. This calculation is provided as required by SEC regulations, even though the fully diluted earnings per share amounts are not required to be disclosed in the financial statements.

                                  Exhibit 11.1